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                                                                    EXHIBIT 99.1



                            NATIONAL INSURANCE GROUP
                     395 OYSTER POINT BOULEVARD, SUITE 500
                  SOUTH SAN FRANCISCO, CALIFORNIA  94080-1933




                                                   NEWS RELEASE
Contact:                                           ------------
Bruce Cole                                         Date:  September 17, 1996
415-872-6772                                       Time:  3:00 p.m.
                                                   Pacific Daylight Time




          NATIONAL INSURANCE GROUP ANNOUNCES REPURCHASE OF SHARES AND
                     COMPLETION OF STOCK REPURCHASE PROGRAM

South San Francisco, California, September 17, 1996; National Insurance Group (NASDAQ National Market: NAIG) announced today that it had repurchased 705,300 shares of the Company's common stock for approximately $5 million. The shares were acquired through a private transaction with an institutional investor at a price of $7 per share.

Upon settlement on September 20, 1996, the shares repurchased will be returned to the status of authorized but unissued shares of the Company. The repurchase will reduce the number of common shares outstanding to 3,996,897 and represents a reduction of approximately 15% of the Company's outstanding stock.

The repurchase will complete the Company's previously announced stock repurchase program.

National Insurance Group furnishes specialized information services, technology and insurance products to financial institutions, mortgage bankers and others, including flood zone determination services, mortgage and lease collateral tracking services and forced-order and collateral protection insurance.


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